UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                 AMENDMENT No. 9
                                       to
                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                             -----------------------

                            SENECA FOODS CORPORATION
                                (Name of Issuer)

                      Class A Common Stock, par value $0.25
                      Class B Common Stock, par value $0.25
                         (Title of Class of Securities)

                                    817070501
                                    817070105
                                 (CUSIP Number)

                             -----------------------

                                Iris B. Rosken 1/
                       Carl Marks Management Company, L.P.
                              135 East 57th Street
                             New York, NY 10022-2032
                            Tel. No.: (212) 909-8400
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                             -----------------------

                                October 26, 1999
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 20 Pages

--------

1/ Copy to: John C. Kennedy, Esq., Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019-6064,
         Tel: (212) 373-3000.

                                  SCHEDULE 13D

CUSIP NO. 817070501                                           Page 2 of 20 Pages
          ---------
          817070105
          ---------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Carl Marks Strategic Investments, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [ ]
                                                                         (B) [X]

3      SEC USE ONLY


4      SOURCE OF FUNDS

       OO

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

                      7      SOLE VOTING POWER

      NUMBER OF              2,304,161 Shares of Class A Common Stock
       SHARES
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
 BY EACH REPORTING
       PERSON
        WITH
                      9      SOLE DISPOSITIVE POWER

                             2,304,161 Shares of Class A Common Stock

                      10     SHARED DISPOSITIVE POWER


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,304,161 Shares of Class A Common Stock

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       38.0%

14     TYPE OF REPORTING PERSON

       PN

       --------------

                                  SCHEDULE 13D

CUSIP NO. 817070501                                           Page 3 of 20 Pages
          ---------
          817070105
          ---------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Carl Marks Strategic Investments II, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [ ]
                                                                         (B) [X]

3      SEC USE ONLY


4      SOURCE OF FUNDS

       OO

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

                      7      SOLE VOTING POWER

      NUMBER OF              691,575 Shares of Class A Common Stock
       SHARES
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
 BY EACH REPORTING
       PERSON
        WITH
                      9      SOLE DISPOSITIVE POWER

                             691,575 Shares of Class A Common Stock

                      10     SHARED DISPOSITIVE POWER


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       691,575 Shares of Class A Common Stock

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       15.5%

14     TYPE OF REPORTING PERSON

       PN

       --------------

                                  SCHEDULE 13D

CUSIP NO. 817070501                                           Page 4 of 20 Pages
          ---------
          817070105
          ---------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Uranus Fund, Ltd.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [ ]
                                                                         (B) [X]

3      SEC USE ONLY


4      SOURCE OF FUNDS

       WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands

                      7      SOLE VOTING POWER

      NUMBER OF              24,159 Shares of Class A Common Stock
       SHARES
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
 BY EACH REPORTING
       PERSON
        WITH
                      9      SOLE DISPOSITIVE POWER

                             24,159 Shares of Class A Common Stock

                      10     SHARED DISPOSITIVE POWER


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       24,159 Shares of Class A Common Stock

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.6%

14     TYPE OF REPORTING PERSON

       CO

       --------------

                                  SCHEDULE 13D

CUSIP NO. 817070501                                           Page 5 of 20 Pages
          ---------
          817070105
          ---------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Carl Marks Management Company, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [ ]
                                                                         (B) [X]

3      SEC USE ONLY


4      SOURCE OF FUNDS

       N/A

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

                      7      SOLE VOTING POWER

      NUMBER OF              2,995,736 Shares of Class A Common Stock
       SHARES
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
 BY EACH REPORTING
       PERSON
        WITH
                      9      SOLE DISPOSITIVE POWER

                             2,995,736 Shares of Class A Common Stock

                      10     SHARED DISPOSITIVE POWER


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,995,736 Shares of Class A Common Stock

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       44.4%

14     TYPE OF REPORTING PERSON

       PN

       --------------

                                  SCHEDULE 13D

CUSIP NO. 817070501                                           Page 6 of 20 Pages
          ---------
          817070105
          ---------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Carl Marks Offshore Management, Inc.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [ ]
                                                                         (B) [X]

3      SEC USE ONLY


4      SOURCE OF FUNDS

       N/A

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

       New York

                      7      SOLE VOTING POWER

      NUMBER OF              24,159 Shares of Class A Common Stock
       SHARES
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
 BY EACH REPORTING
       PERSON
        WITH
                      9      SOLE DISPOSITIVE POWER

                             24,159 Shares of Class A Common Stock

                      10     SHARED DISPOSITIVE POWER


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       24,159 Shares of Class A Common Stock

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.6%

14     TYPE OF REPORTING PERSON

       CO

       --------------

                                  SCHEDULE 13D

CUSIP NO. 817070501                                           Page 7 of 20 Pages
          ---------
          817070105
          ---------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Andrew M. Boas

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [ ]
                                                                         (B) [X]

3      SEC USE ONLY


4      SOURCE OF FUNDS

       N/A

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States Citizen

                      7      SOLE VOTING POWER

      NUMBER OF              3,019,895 Shares of Class A Common Stock
       SHARES
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
 BY EACH REPORTING
       PERSON
        WITH
                      9      SOLE DISPOSITIVE POWER

                             3,019,895 Shares of Class A Common Stock

                      10     SHARED DISPOSITIVE POWER


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,019,895 Shares of Class A Common Stock

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       44.6%

14     TYPE OF REPORTING PERSON

       IN

       --------------

                                  SCHEDULE 13D

CUSIP NO. 817070501                                           Page 8 of 20 Pages
          ---------
          817070105
          ---------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Robert C. Ruocco

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [ ]
                                                                         (B) [X]

3      SEC USE ONLY


4      SOURCE OF FUNDS

       N/A

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States Citizen

                      7      SOLE VOTING POWER

      NUMBER OF              3,019,895 Shares of Class A Common Stock
       SHARES
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
 BY EACH REPORTING
       PERSON
        WITH
                      9      SOLE DISPOSITIVE POWER

                             3,019,895 Shares of Class A Common Stock

                      10     SHARED DISPOSITIVE POWER


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,019,895 Shares of Class A Common Stock

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       44.6%

14     TYPE OF REPORTING PERSON

       IN

       --------------

                                  SCHEDULE 13D

CUSIP NO. 817070501                                           Page 9 of 20 Pages
          ---------
          817070105
          ---------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       CMCO, Inc.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [ ]
                                                                         (B) [X]

3      SEC USE ONLY


4      SOURCE OF FUNDS

       WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

       New York

                      7      SOLE VOTING POWER

      NUMBER OF              232,568 Shares of Class A Common Stock
       SHARES
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
 BY EACH REPORTING
       PERSON                None
        WITH
                      9      SOLE DISPOSITIVE POWER

                             232,568 Shares of Class A Common Stock

                      10     SHARED DISPOSITIVE POWER

                             None

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       232,568 Shares of Class A Common Stock

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.2%

14     TYPE OF REPORTING PERSON

       CO

       --------------

                                  SCHEDULE 13D

CUSIP NO. 817070501                                          Page 10 of 20 Pages
          ---------
          817070105
          ---------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       CMCO, Inc.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [ ]
                                                                         (B) [X]

3      SEC USE ONLY


4      SOURCE OF FUNDS

       WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

       New York

                      7      SOLE VOTING POWER

      NUMBER OF              232,568 Shares of Class B Common Stock
       SHARES
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
 BY EACH REPORTING
       PERSON                None
        WITH
                      9      SOLE DISPOSITIVE POWER

                             232,568 Shares of Class B Common Stock

                      10     SHARED DISPOSITIVE POWER

                             None

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       232,568 Shares of Class B Common Stock

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       8.4%

14     TYPE OF REPORTING PERSON

       CO

       --------------

                                  SCHEDULE 13D

CUSIP NO. 817070501                                          Page 11 of 20 Pages
          ---------
          817070105
          ---------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Edwin S. Marks

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [ ]
                                                                         (B) [X]

3      SEC USE ONLY


4      SOURCE OF FUNDS

       PF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States Citizen

                      7      SOLE VOTING POWER

      NUMBER OF              307,750 Shares of Class A Common Stock
       SHARES
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
 BY EACH REPORTING
       PERSON                470,858 Shares of Class A Common Stock
        WITH
                      9      SOLE DISPOSITIVE POWER

                             307,750 Shares of Class A Common Stock

                      10     SHARED DISPOSITIVE POWER

                             470,858 Shares of Class A Common Stock

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       778,608 Shares of Class A Common Stock

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       17.2%

14     TYPE OF REPORTING PERSON

       IN

       --------------

                                  SCHEDULE 13D

CUSIP NO. 817070501                                          Page 12 of 20 Pages
          ---------
          817070105
          ---------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Edwin S. Marks

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [ ]
                                                                         (B) [X]

3      SEC USE ONLY


4      SOURCE OF FUNDS

       PF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States Citizen

                      7      SOLE VOTING POWER

      NUMBER OF              161,250 Shares of Class B Common Stock
       SHARES
 BENEFICIALLY OWNED   8      SHARED VOTING POWER
 BY EACH REPORTING
       PERSON                346,838 Shares of Class B Common Stock
        WITH
                      9      SOLE DISPOSITIVE POWER

                             161,250 Shares of Class B Common Stock

                      10     SHARED DISPOSITIVE POWER

                             346,838 Shares of Class B Common Stock

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       508,088 Shares of Class B Common Stock

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [X]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       18.4%

14     TYPE OF REPORTING PERSON

       IN

       --------------

                                                             Page 13 of 20 Pages


         The joint statement on Schedule 13D dated April 16, 1984, as amended on September 19, 1988 by Amendment No. 1, as further amended on June 6, 1989 by Amendment No. 2, as further amended on August 15, 1989 by Amendment No. 3, as further amended on March 27, 1991 by Amendment No. 4, as further amended on March 2, 1995 by Amendment No. 5, as further amended on December 12, 1995 by Amendment No. 6, as amended and restated on July 2, 1998 by Amendment No. 7, and as amended and restated on September 2, 1998 by Amendment No. 8 ("Amendment No. 8"), is hereby amended as set forth below. Because of the relationship between CMCO, INC. (formerly Carl Marks & Co, Inc.) ("CMCO"), Edwin S. Marks ("Marks" and, together with CMCO, the "Existing Marks Shareholders"), Carl Marks Strategic Investments, L.P. (the "Partnership"), Carl Marks Strategic Investments II, L.P. ("Partnership II"), Uranus Fund, Ltd. ("Uranus" and, together with the Partnership and Partnership II, the "Investors"), Carl Marks Management Company, L.P. (the "General Partner"), Carl Marks Offshore Management, Inc. (the "Manager"), Andrew M. Boas ("Boas") and Robert C. Ruocco ("Ruocco") (collectively, the "Reporting Persons"), they have decided to report jointly their interests in the common stock of Seneca Foods Corporation, a New York corporation (the "Issuer"). Except to the extent set forth in this Amendment, the information in the prior filings by the respective Reporting Persons remains in effect.

Item 1.  Security and Issuer.

         This Amendment No. 9 to Schedule 13D (this "Amendment") relates to the Class A common stock, par value $0.25 per share (the "Class A Common Stock"), and Class B common stock, par value $0.25 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), of the Issuer and is being filed pursuant to Section 13d-2 under the Securities and Exchange Act of 1934, as amended. Holders of Class B Common Stock have the right, at their option, to convert into shares of Class A Common Stock on a share-for-share basis. However, none of the Reporting Persons has any current intention to convert any of such shares.

         The principal executive offices of the Issuer are located at 1162 Pittsford-Victor Road, Pittsford, New York 14534.

Item 3.  Source and Amount of Funds or Other Consideration.

         Item 3 is amended and supplemented by the addition of the following information:

         (a) Marks used his personal funds to make acquisitions since September 2, 1998 (the date of Amendment No. 8), totaling 17,750 shares of Class A Common Stock for a total expenditure of $195,343.75 and 16,250 shares of Class B Common Stock for a total expenditure of $175,468.75. Nancy A. Marks, Marks' wife, used her personal funds to make acquisitions totaling 21,250 shares of Class A Common Stock for a total expenditure of $236,906.25 and 11,750 shares of Class B

                                                             Page 14 of 20 Pages


Common Stock for a total expenditure of $124,906.25. See Item 4 of this Amendment.

Item 4.  Purpose of Transaction.

         Item 4 is hereby amended and supplemented by the additional of the following information:

         In eight separate transactions from March 1999 through October 1999, Marks and Nancy A. Marks, in their individual capacities, purchased additional shares of Common Stock for investment purposes.

Item 5.  Interest in Securities of the Issuer.

         Item 5 is hereby amended and supplemented by the addition of the following information to paragraphs (a), (b) and (c) thereof:

         (a) - (b) (ii) Marks beneficially owns 778,608 shares of Class A Common Stock, comprising approximately 17.2% of the outstanding shares of Class A Common Stock on September 30, 1999 (assuming conversion of his, his wife's and his daughters' Convertible Preferred Stock into Class A Common Stock on a share-for-share basis), which include 251,520 shares of Convertible Preferred Stock and 131,770 shares of Class A Common Stock, each of which he beneficially owns and shares voting and dispositive power over with his wife, Nancy A. Marks, and his daughters (collectively, the "Daughters") and 232,568 shares of which are owned by CMCO. Marks disclaims the beneficial ownership of all stock owned by his wife and Daughters.

         Marks beneficially owns 508,088 shares of Class B Common Stock, comprising approximately 18.4% of the outstanding shares, which include 114,270 shares of Class B Common Stock beneficially owned by his wife and 232,568 shares of which are owned by CMCO. Marks disclaims the beneficial ownership of all stock owned by his wife.

         Marks has the sole power to vote or to direct the vote and the sole power to dispose or to direct the disposition of 307,750 shares of Class A Common Stock (assuming conversion of his Convertible Preferred Stock into Class A Common Stock on a share-for-share basis). He shares such powers to vote and to dispose of 470,858 shares of Class A Common Stock (assuming conversion of his, his wife's and his Daughters' Convertible Preferred Stock into Class A Common Stock on a share-for-share basis), consisting of 125,770 shares of Class A Common Stock and 103,520 shares of Convertible Preferred Stock of which he shares such powers with his wife, 6,000 shares of Class A Common Stock and 3,000 shares of Convertible Preferred Stock of which he shares such powers with his Daughters, and of 232,568 shares of Class A Common Stock by virtue of being President of CMCO.

                                                             Page 15 of 20 Pages


         Marks has the sole power to vote or to direct the vote and the sole power to dispose or to direct the disposition of 161,250 shares of Class B Common Stock. He shares such powers to vote and to dispose of 346,838 shares of Class B Common Stock, consisting of 114,270 shares of which he shares such powers with his wife and of 232,568 shares by virtue of being President of CMCO.

         (c) At October 19, 1999, Nancy A. Marks purchased 3,500 shares of Class A Common Stock at $11.875 per share for a total expenditure of $41,562.50. Marks has discretionary authority over his wife's Class A Common Stock.

         At October 26, 1999, Marks purchased 1,500 shares of Class A Common Stock and 2,500 shares of Class B Common Stock at $11.875 per share for a total expenditure of $17,812.50 and $29,687.50, respectively.

         At October 26, 1999, Nancy A. Marks purchased 1,500 shares of Class A Common Stock at $11.8750 per share for a total expenditure of $17,812.50.

Item 7.  Material to be filed as Exhibits.

Exhibit
Number                 Description
------                 -----------
Exhibit 2:             Joint Filing Agreement

                                                             Page 16 of 20 Pages

                                    SIGNATURE


         After reasonable inquiry and to the best of the knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:   November 3, 1999

                                    CARL MARKS STRATEGIC INVESTMENTS, L.P.

                                    By:  Carl Marks Management Company, L.P.,
                                            its general partner

                                            By: /s/ Andrew M. Boas
                                                ------------------
                                                Name:  Andrew M. Boas
                                                Title: General Partner

                                    CARL MARKS STRATEGIC INVESTMENTS II, L.P.


                                    By:  Carl Marks Management Company, L.P.,
                                            its general partner

                                            By: /s/ Andrew M. Boas
                                                ------------------
                                                Name:  Andrew M. Boas
                                                Title: General Partner

                                    URANUS FUND, LTD.

                                    By:  Carl Marks Offshore Management, Inc.,
                                            its Investment Manager

                                            By: /s/ Andrew M. Boas
                                                ------------------
                                                Name:  Andrew M. Boas
                                                Title: President

                                    CARL MARKS MANAGEMENT COMPANY, L.P.

                                            By: /s/ Andrew M. Boas
                                                ------------------
                                                Name:  Andrew M. Boas
                                                Title: General Partner

                                                             Page 17 of 20 Pages


                                    CARL MARKS OFFSHORE MANAGEMENT, INC.

                                            By: /s/ Andrew M. Boas
                                                ------------------
                                                Name:  Andrew M. Boas
                                                Title: President


                                                /s/ Andrew M. Boas
                                                ------------------
                                                Andrew M. Boas


                                                /s/ Robert C. Ruocco
                                                --------------------
                                                Robert C. Ruocco


                                    CMCO, INC.

                                            By: /s/ Mark Claster
                                                ----------------
                                                Name:  Mark Claster
                                                Title: Managing Director


                                                /s/ Edwin S. Marks
                                                ------------------
                                                Edwin S. Marks